CURO Announces Gillian Van Schaick and Elizabeth Webster
Joining Board of Directors

July 22, 2019
WICHITA, Kansas - CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced the addition of two new independent directors to its Board of Directors effective July 22, 2019. Gillian Van Schaick, a risk management executive and chief compliance officer with more than 30 years of experience in the financial services industry, most recently served as Executive Vice President and Head of US Regulatory Compliance at HBSC. Elizabeth Webster, a human resources executive with more than 25 years of experience, recently retired as Executive Vice President, Head of Human Resources from TD Bank, America’s Most Convenient Bank, a member of TD Bank Group and a subsidiary of The Toronto-Dominion Bank of Toronto, Canada NA (NYSE: TD). Ms. Van Schaick will serve as a member of the Audit Committee and Ms. Webster will serve as a member of the Compensation Committee of the Board of Directors.

“We are thrilled to have Gillian and Beth join our Board. Gillian’s extensive experience in the financial services industry coupled with her deep experience in compliance and risk management will enrich our dialogue and policy positions around these issues,” said Don Gayhardt, CURO’s President and CEO. “In addition, attracting, developing and retaining the best people is critical to our continued success. Beth has a proven history of leading human capital organizations to implement human resources solutions. We look forward to both Gillian’s and Beth’s wealth of knowledge and guidance as we continue to execute on our long-term growth strategy.”

Prior to her tenure at HBSC, a multinational banking and financial services holding company, Ms.Van Schaick served in a variety of leadership positions at JPMorgan Chase for 25 years, including SVP and Chief Compliance Officer for its Retail Financial Services, Treasury and Security Services and Commercial Banking divisions. Earlier in her career, Ms. Van Schaick spent several years as Vice President at Goldman Sachs & Co. in its Operations, Technology and Finance Division. Ms. Van Schaick is involved in her community, serving as vice-chair of the board of trustees of the Loyola School, an independent high school in New York City, and as trustee of the Pound Ridge Historical Society. Ms. Van Schaick holds an MBA in Finance from Columbia University and a BS in Mathematics and French from Georgetown University. Ms. Van Schaick is also a graduate of the ABA Compliance School and ABA Graduate Compliance School.

Prior to leading the human resources function at TD Bank, Ms. Webster served as Citigroup, Inc.’s Senior Human Resources Officer and Managing Director for the Global Consumer Bank. Prior to that time, she held both business and human resources roles of increasing responsibility at FMR LLC (Fidelity), most recently serving as EVP, Human Resources for Fidelity Brokerage Company and then EVP, Human Resources for Fidelity Human Resources Services. Ms. Webster began her career as a Partner at Harbridge House Inc., a training and development consulting firm. Ms. Webster holds an MBA from Carroll School, Boston College and a BS in Education and Psychology from the University of Massachusetts at Lowell.

About CURO:

CURO (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanded to offer online loans and financial services across the United States and Canada. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avio Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Gar Jackson
Global IR Group
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)